UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2003

MACATAWA BANK CORPORATION
(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25927 (Commission File No.)	38-3391345 (IRS Employer Identification No.)

10753 Macatawa Drive, Holland, MI (Address of Principal Executive Offices)	49424 (Zip Code)

616 820-1444
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

Item 7.         Financial Statements and Exhibits.

Exhibit

99    Press release dated October 20, 2003.

Item 12.         Results of Operations and Financial Conditions

On October 20, 2003, Macatawa Bank Corporation issued a press release announcing results for the third fiscal quarter. A copy of the press release is attached as Exhibit 99.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 20, 2003	MACATAWA BANK CORPORATION
	By	/s/ Jon W. Swets Jon W. Swets Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 99	Press Release Dated October 20, 2003.

MACATAWA BANK
CORPORATION

10753 Macatawa Drive
Holland, MI 49424

NEWS RELEASE

NASDAQ NATIONAL MARKET:	MCBC
FOR RELEASE:	Immediate
DATE:	October 20, 2003
Contact:	Jon Swets, CFO 616.494.7645

Holland, Michigan — Macatawa Bank Corporation Reports Third Quarter Net Income Up 12%.

Macatawa Bank Corporation today announced net income for the third quarter of 2003. Net income totaled $3.06 million, an increase of 12% as compared to third quarter 2002 net income of $2.74 million. Earnings per share on a diluted basis were $.36 for the quarter, a 13% increase compared to diluted earnings per share of $.32 for the prior year third quarter. The third quarter return on equity was 10.25% compared to 9.77% for the same period in the prior year, and the return on assets was .97% compared to .99%.

Net income for the nine months ended September 30, 2003 was up 33% to $8.8 million compared to $6.6 million for the same period in the prior year. Earnings per share on a diluted basis were $1.04 for the nine months year-to-date, an increase of 21% compared to $.86 for the same period in the prior year. The percent increase in earnings per share for the nine months was less than the percent increase in net income due to a 45% increase in shares outstanding for the acquisition of Grand Bank Financial Corporation in the second quarter of 2002.

“We continued to generate significant growth in our core banking,” said Ben Smith, Chairman and CEO. For the quarter, core deposits grew by $42.0 million or 20% on an annualized basis. “Our strategy has been to become the primary banking service provider in our markets,” said Mr. Smith. “We have had outstanding success winning new customers because of the attitude and customer focus philosophy of our employees.” Since September 30, 2002, core deposits grew by $125.7 million or 16% and have been the primary funding source for asset growth. Total assets were $1.30 billion as of September 30, 2003 which was an increase of $184.2 million or 17% over the end of the third quarter of 2002. During the third quarter, total assets increased by $41.5 million comprised primarily of portfolio loans which grew by $50.8 million, or 20% on an annualized basis.

The increase in quarterly earnings resulted from improvements in both net interest income and non-interest income. Third quarter net interest income totaled $10.9 million, an increase of 15%, as compared to the 2002 quarter. The net interest income improvement was driven primarily by the significant increase in earning assets, which grew by 15% or $154.7 million from an average of $1.02 billion for the third quarter of 2002 to an average of $1.18 billion for the third quarter of 2003. An increase in net interest margin, which was up to 3.71% for the third quarter of 2003 from 3.67% for the same quarter of the prior year, also contributed to the improvement in net interest income. Net interest margin was up on a consecutive quarter basis as well, from 3.64% for the second quarter of 2003. The improvement in net interest margin can be attributed to various items but primarily strong growth in non-interest bearing deposits, which were up by 38% since September 30, 2002, and the continued decrease in the cost of interest bearing deposits as higher rate time deposits mature and reprice into lower rate deposits. Commenting on net interest margin, Mr. Smith stated, “We are pleased with the effectiveness of our margin improvement strategies in this challenging rate environment and remain well-positioned for further increases in margin especially when short-term interest rates begin to rise.”

Asset quality remained strong for the quarter with annualized net loan charge-offs to total loans at .16% for the quarter and non-performing loans to total loans of .29% at the end of the quarter. These ratios remained well below historical peer averages. For the third quarter of 2003 the provision for loan losses was $1.04 million compared to $705,000 for the third quarter of 2002, primarily reflecting the greater increase in portfolio loans during the third quarter of this year compared to the same period in the prior year.

Non-interest income was $2.8 million for the third quarter of 2003, a 35% increase over third quarter 2002 non-interest income of $2.1 million. Most of this improvement came from gains on sales of mortgage loans. Macatawa’s mortgage banking function continued to capitalize on the mortgage interest rate environment and achieved high loan sales volume resulting in gains of $1.3 million for the quarter, an increase of $635,000 over the prior year third quarter.

Non-interest expense increased to $8.1 million for the quarter as compared to $6.8 million for the third quarter of 2002. Salaries and benefits increased by $838,000 comprising most of the increase in non-interest expenses. Macatawa’s growth has required additional staff in various areas including new branches, lending departments, and operations which are all necessary to support increased customer activity. The increase in non-interest expense caused an increase in the efficiency ratio which was 59.11% for the third quarter of 2003 compared to 58.55% for the same period in the prior year. “West Michigan continues to present exceptional opportunities,” said Ben Smith. “These increased costs reflect our investment in these opportunities and cause a temporary increase in our efficiency ratio until these investments yield the benefits we expect.”

Macatawa’s expansion focus continued during the third quarter. A temporary office was opened in Grand Haven with the expectation of breaking ground for a permanent branch in November. In Holland, the new branch on the north side of the city neared completion and is expected to open early in the fourth quarter. In Grand Rapids, significant progress was made on the new branch on the northeast side of the city with the expectation that it will open midway through the fourth quarter. Future expansion in the greater Grand Rapids area will remain a high priority as three more branches are anticipated within the next 18 months.

On July 15, 2003 Macatawa raised additional capital in the amount of $20.0 million by participating in a pooled trust preferred security issuance. These proceeds, which are classified as debt on the balance sheet, provide additional regulatory capital to support growth in assets into 2005. Mr. Smith commented, “Our tremendous growth and plans for future growth required more capital at this time. The trust preferred securities complement our capital structure well by providing a low cost source without diluting our current shareholders through a common stock offering.”

Conference Call

Macatawa Bank Corporation will hold its quarterly earnings conference call on Tuesday, October 21, 2003, at 10:00 A.M. Persons who wish to access the call may do so via the Internet by visiting www.macatawabank.com and clicking on the webcast link in the Investor Information section. It may also be accessed by logging on to www.streetevents.com . A replay of the call will be available for 30 days following the call.

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank and Macatawa Investment Services. Through its subsidiaries, the Corporation offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 17 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM’s and Internet banking services, trust and employee benefit plan services, and various investment services. The Corporation emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

“CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, and pricing. These statements include, among others, statements related to the number and timing of future branch openings, future growth and funding sources, future net interest margin changes, and the future level of the efficiency ratio. Annualized growth rates are not intended to imply future growth at those rates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.”

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY

(Unaudited)

(Dollars in thousand except per share information)	Quarter Ended September 30		Nine Months Ended September 30
EARNINGS SUMMARY	2003	2002	2003	2002
Total interest income	$16,373	$15,810	$47,667	$41,333
Total interest expense	5,437	6,336	16,836	16,887
Net interest income	10,936	9,474	30,831	24,446
Provision for loan loss	1,040	705	2,905	2,331
Net interest income after provision for loan loss	9,896	8,769	27,926	22,115

NON-INTEREST INCOME
Deposit service charges	648	609	1,900	1,615
Gain on sale of loans	1,319	684	3,278	1,327
Trust fees	620	621	1,806	1,365
Other	199	155	509	432
Total non-interest income	2,786	2,069	7,493	4,739

NON-INTEREST EXPENSE
Salaries and benefits	4,418	3,580	12,117	8,984
Occupancy	628	504	1,702	1,353
Furniture and equipment	680	595	1,915	1,571
Other	2,384	2,079	6,480	5,127
Total non-interest expense	8,110	6,758	22,214	17,035
Income before income tax	4,572	4,080	13,205	9,819
Federal income tax expense	1,509	1,345	4,400	3,221
Net income	$ 3,063	$ 2,735	$ 8,805	$ 6,598
	==========	==========	==========	==========
Basic earnings per share	$ 0.37	$ 0.33	$ 1.05	$ 0.88

Diluted earnings per share	$ 0.36	$ 0.32	$ 1.04	$ 0.86
Return on average assets	0.97%	0.99%	0.96%	0.92%
Return on average equity	10.25%	9.77%	9.96%	9.13%
Net interest margin	3.71%	3.67%	3.63%	3.68%
Efficiency ratio	59.11%	58.55%	57.96%	58.37%

BALANCE SHEET DATA Assets	September 30 2003	September 30 2002	December 31 2002
Cash and due from banks	$ 33,415	$ 35,238	$ 47,874
Federal funds sold & short term investments	--	--	--
Securities available for sale	98,655	85,125	86,109
Securities held to maturity	2,661	4,345	4,061
Federal Home Loan Bank Stock	7,039	5,160	5,391
Loans held for sale	8,490	13,905	18,726
Total loans	1,089,083	924,380	961,038
Less allowance for loan loss	15,141	12,925	13,472
Net Loans	1,073,942	911,455	947,566
Premises and equipment, net	36,838	20,868	25,751
Acquisition intangibles	26,820	27,317	27,186
Other assets	11,202	11,423	13,919

Total Assets	$1,299,062	$1,114,836	$1,176,583
	==========	==========	==========
Liabilities and Shareholders Equity
Non-interest bearing deposits	$ 125,763	$ 90,937	$ 103,030
Interest bearing deposits	874,183	787,037	817,843
Total deposits	999,946	877,974	920,873
Federal funds purchased	16,459	12,200	20,000
FHLB advances	137,898	97,309	106,897
Other borrowings	19,871	5,009	4,936
Other liabilities	4,601	10,473	9,903
Total Liabilities	1,178,775	1,002,965	1,062,609

Shareholders' equity	120,287	111,871	113,974
Total Liabilities and Shareholders' Equity	$1,299,062	$1,114,836	$1,176,583
	==========	==========	==========

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

(Dollars in thousands except per share information)	3rd Qtr 2003	2nd Qtr 2003	1st Qtr 2003	4th Qtr 2002	3rd Qtr 2002
EARNINGS SUMMARY
Net interest income	$ 10,936	$ 10,287	$ 9,608	$ 9,902	$ 9,474
Provision for loan loss	1,040	870	995	990	705
Total non-interest income	2,786	2,401	2,306	2,585	2,069
Total non-interest expense	8,110	7,423	6,681	7,151	6,758
Income taxes	1,509	1,463	1,428	1,431	1,345
Net income	$ 3,063	$ 2,932	$ 2,810	$ 2,915	$ 2,735
Basic earnings per share	$ 0.37	$ 0.35	$ 0.34	$ 0.35	$ 0.33
Diluted earnings per share	$ 0.36	$ 0.35	$ 0.33	$ 0.35	$ 0.32

MARKET DATA
Book value per share	$ 14.38	$ 14.19	$ 13.89	$ 13.75	$ 13.50
Market value per share	$ 23.16	$ 24.18	$ 20.49	$ 18.90	$ 17.55
Average basic common shares	8,365,157	8,363,838	8,318,420	8,285,840	8,363,844
Average diluted common shares	8,498,387	8,485,232	8,438,042	8,419,237	8,501,091
Period end common shares	8,367,385	8,363,838	8,364,483	8,286,077	8,282,469

PERFORMANCE RATIOS
Return on average assets	0.97%	0.96%	0.95%	1.02%	0.99%
Return on average equity	10.25%	9.93%	9.70%	10.27%	9.77%
Net interest margin (FTE)	3.71%	3.64%	3.54%	3.72%	3.67%
Efficiency ratio	59.11%	58.50%	56.07%	57.27%	58.55%

ASSET QUALITY
Net charge-offs	$ 412	$ 519	$ 305	$ 443	$ 210
Nonperforming loans	$ 3,205	$ 2,396	$ 2,884	$ 2,798	$ 2,366
Nonperforming loans to total loans	0.29%	0.23%	0.28%	0.29%	0.26%
Net charge-offs to average loans (annualized)	0.16%	0.20%	0.12%	0.18%	0.09%
Allowance for loan loss to total loans	1.39%	1.40%	1.40%	1.40%	1.40%

CAPITAL & LIQUIDITY
Average equity to average assets	9.4%	9.7%	9.8%	9.9%	10.1%
Tier 1 capital to risk-weighted assets	10.1%	8.5%	8.5%	8.6%	9.0%
Total capital to risk-weighted assets	11.3%	9.7%	9.7%	9.9%	10.2%
Loans to deposits + FHLB borrowings	95.7%	94.2%	95.1%	93.5%	94.8%

END OF PERIOD BALANCES
Total portfolio loans	$1,089,083	$1,038,298	$1,015,154	$ 961,038	$ 924,380
Earning assets	1,205,929	1,160,184	1,119,534	1,075,325	1,032,915
Total assets	1,299,062	1,257,612	1,209,504	1,176,583	1,114,836
Deposits	999,946	972,939	965,567	920,873	877,974
Total shareholders' equity	120,287	118,688	116,153	113,974	111,871

AVERAGE BALANCES
Total portfolio loans	$1,052,521	$1,025,827	$ 986,614	$ 959,174	$ 914,738
Earning assets	1,177,091	1,136,030	1,097,945	1,057,187	1,022,391
Total assets	1,266,954	1,221,691	1,182,508	1,142,424	1,106,533
Deposits	996,848	961,791	939,600	907,468	877,730
Total shareholders' equity	119,543	118,159	115,877	113,533	112,009